Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact: Linda Simmons, EVP, CFO

(508) 895-1000

HarborOne Bancorp Names Andreana Santangelo to Board of Directors

Blue Cross Blue Shield EVP/CFO brings extensive healthcare finance expertise to the Board

(Brockton, MA) – October 21, 2020 – HarborOne Bancorp, Inc. (“HarborOne Bancorp”) (NASDAQ:HONE), the holding company for HarborOne Bank, announced today it has named Blue Cross Blue Shield of Massachusetts Executive Vice President and Chief Financial Officer Andreana Santangelo to its Board of Directors.

“Andreana brings to the table a wealth of experience in business, management, and finance,” said Michael Sullivan, Chairman of the HarborOne Bancorp Board of Directors. “It is going to be a pleasure to work with her.”

After graduation from East Boston High School, Ms. Santangelo received a BS in Mathematics from the University of Massachusetts, Amherst, and is a member of the American Academy of Actuaries and a Fellow of the Society of Actuaries. She is on the board of Junior Achievement of Northern New England and is an active volunteer for many organizations, including her church, Cradles to Crayons, and the Pine Street Inn.

Ms. Santangelo has an expertise in financial modeling, asset and liability modeling, and investment management.

Ms. Santangelo joined Blue Cross Blue Shield of Massachusetts (“BCBS”) in 2003 and was named EVP and CFO in 2016 after serving in a number of management roles. Ms. Santangelo oversees financial management of nearly $8 billion in annual revenue and more than $4 billion in assets at BCBS, where she is also a member of the executive team actively involved in analyzing, driving and resolving all major strategic, operational and financial opportunities and issues.

“Andreana is the kind of leader we want – an expert in her field, a committed member of her community, and someone who can help guide our decision-making as we continue our thoughtful, targeted growth,” said James Blake, CEO of HarborOne Bancorp.

Ms. Santangelo resides in Middleton, MA with her two children.

About HarborOne Bancorp

HarborOne Bancorp, headquartered in Massachusetts, is the holding company of HarborOne Bank, a Massachusetts-chartered savings bank with $4.46 billion in assets. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Massachusetts and Rhode Island through a network of 25 full-service branches, one limited service branch, and a commercial loan office in each of Providence and Boston. HarborOne Bank has been included in Forbes’ Best in State Banks list for three consecutive years.

The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is also licensed to lend in four additional states.

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